EXHIBIT 23.1



INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2003 (September 23, 2003 as to the effects of the adoption of SFAS No. 145 described in Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002 and SFAS No. 145, Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective January 1, 2003, appearing in the Company's Current Report on Form 8-K.



/s/ Deloitte & Touche LLP
Costa Mesa, California
November 7, 2003




(2021697)